Registration No. 333-

As filed with the Securities and Exchange Commission on September 16, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMARIN CORPORATION PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Amarin Corporation plc

First Floor, Block 3, The Oval

Shelbourne Road, Ballsbridge

Dublin 4, Ireland

(Address of principal executive offices)

Amarin Corporation plc 2011 Stock Incentive Plan

(Full title of the plans)

John Thero

President

Amarin Corporation plc

c/o Amarin Pharma, Inc.

Mystic Packer Building

12 Roosevelt Avenue

Mystic, CT 06355

(860) 572-4979

(Name, address, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Michael H. Bison

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Tel. (617) 570-1933

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value 50 pence each (2)	245,000	$ 18.77	$ 4,598,650(3)	$ 533.90
	120,000	$ 13.83	$ 1,659,600(3)	$ 192.68
	395,000	$ 11.19	$ 4,420,050(3)	$ 513.17
	2,740,000	$ 10.56	$ 28,934,400(4)	$ 3,359.28
Total	3,500,000		$ 39,612,700	$ 4,599.03

(1)	The number of Ordinary Shares stated below consists of the aggregate number of newly reserved Ordinary Shares which may be issued under the Amarin Corporation plc 2011 Stock Incentive Plan (the “2011 Plan”). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)	American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, issuable upon deposit of Ordinary Shares, par value 50 pence each (“Ordinary Shares”), of Amarin Corporation plc (“Amarin”) are registered on a separate registration statement. Each ADS represents one Ordinary Share.

(3)	Such shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h)(i) of the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon the average of the high and low sales prices of the ADSs, as reported on the Nasdaq Capital Market on September 13, 2011.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, as amended, and the “Note” to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by Amarin Corporation plc (“Amarin,” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) and are hereby incorporated by reference in this Registration Statement:

(a)	The prospectus filed by the registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on March 28, 2011, relating to the registration statement on Form S-3;

(b)	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended December 31, 2010; and

(d)	The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 19, 1993, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by Amarin with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Except as set forth below, there is no provision of the Company’s Articles of Association or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

Article 192 of the Company’s Articles of Association provides:

192	Subject to the provisions of, and so far as may be permitted by and consistent with, the Statutes but without prejudice to any indemnity to which he may otherwise be entitled, every Director, Secretary and officer of the Company and every director, secretary and officer of each Associated Company shall be indemnified out of the assets of the Company against:

(a)	any liability incurred by or attaching to him in connection with any negligence, default, breach of duty or breach of trust by him in relation to the Company or any Associated Company other than:

(i)	any liability to the Company or any Associated Company; and

(ii)	any liability incurred by him to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); and

(iii)	any liability incurred by him:

(A)	in defending criminal proceedings in which he is convicted;

(B)	in defending any civil proceedings brought by the Company, or an Associated Company in which judgment is given against him;

(C)	in connection with the application made under sections 661(3) or (4) or section 1157 of the 2006 Act (or until such time as such provisions come into effect, sections 144(3) or (4) or section 727 of the 1985 Act) in which the court refuses to grant him relief, where, in any case, the conviction, judgment or refusal of relief (as the case may be) has become final, and

(b)	any other liability incurred by or attaching to him in the actual or purported performance and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.

192.1	Subject to the provisions of, and so far as may be permitted by and consistent with, the Statutes, the Company may:

(a)	provide a Director of the Company or a director of an Associated Company with funds to meet expenditure incurred or to be incurred by him:

(i)	in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or an Associated Company; or

(ii)	in connection with an application for relief under the provisions referred to in sections 661(3) or (4) or section 1157 of the 2006 Act (or until such time as such provisions come into effect sections 144(3) or (4) or section 727 of the 1985 Act); and

(b)	do anything to enable him to avoid incurring such expenditure, provided always that any loan made or liability incurred under any transaction connected with anything done pursuant to this Article 192.1 shall be repaid or (as the case may be) discharged in the event of such director being convicted or judgment being given against him in the proceedings or the court refusing to grant him relief on the application and by not later than the date:

(i)	when the conviction becomes final; or

(ii)	the date when the judgment becomes final; or

(iii)	the date when the refusal of relief becomes final.

192.2	Subject to the provisions of, and far as may be permitted by and consistent with, the Statutes, the Company may:

(a)	provide a Director of the Company or a director of an Associated Company with funds to meet expenditure incurred or to be incurred by him in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or any Associated Company; and

(b)	do anything to enable him to avoid incurring such expenditure.

192.3	Subject to the provisions of, and so far as may be permitted by and consistent with, the Statutes but without prejudice to any indemnity to which he may otherwise be entitled, every director of any Trustee Company shall be indemnified out of the assets of the Company against any liability incurred in connection with the activities of the Trustee Company as a trustee of any occupational pension scheme of which it is a trustee other than any liability of the kind referred to in section 235(3) of the 2006 Act. For the purposes of this Article 192.3:

(a)	“Trustee Company” means a company (being the Company or an Associated Company) that is a trustee of an occupational pension scheme; and

(b)	“occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 that is established under a trust.

192.4	For the purposes of Article 192:

(a)	“Associated Company” means a company which is associated with the Company within the meaning of section 256 of the 2006 Act;

(b)	where a director is indemnified against any liability, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto;

(c)	a conviction, judgment, or refusal of relief becomes final if:

(i)	not appealed against, at the end of the period for bringing an appeal; or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(d)	an appeal is disposed of if:

(i)	it is determined and the period for brining any further appeal has ended; or

(ii)	if it is abandoned or otherwise ceases to have effect.

In addition, U.K. companies can obtain liability insurance for directors and can also pay directors’ legal costs if they are successful in defending legal proceedings.

The Company has entered into deeds of indemnification with directors or formers directors including William Hall, Srinivas Akkaraju, Dr. John Climax, James Healy, Dr. Bill Mason, Dr. Simon Kukes, Dr. Michael Walsh, Manus Rogan, Rick Stewart, Eric Aguiar, Carl Gordon, Lars Ekman, Thomas Lynch, Anthony Russell-Roberts, Dr. Joseph Anderson, Joseph Zakrzewski, Kristine Peterson and Jan van Heek. The Company has entered into deeds of indemnification with officers, former officers or members of senior management including Conor Dalton, Dr. Declan Doogan, Paul Duffy, John Thero, Alan Cooke, Tom Maher, Paresh Soni, Frederick W. Ahlholm and Paul Huff.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, the Company acknowledges that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; or

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that if the information required to be included in a post-effective amendment by paragraphs (1)(i) and (ii) above is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, paragraphs (1)(i) and (ii) shall not apply.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling Person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 8. EXHIBITS.

Exhibit No.	Description of Exhibit

*4.1	Amarin Corporation plc 2011 Stock Incentive Plan.

4.2	Form of Deposit Agreement, dated as of March 29, 1993, among the Registrant, Citibank, N.A., as Depositary, and all holders from time to time of American Depositary Receipts issued thereunder (incorporated herein by reference to certain exhibits to the Registrant’s Registration Statement on Form F-1, Registration No. 33-58160, filed with the Securities Exchange Commission on February 11, 1993).

4.3	Amendment No. 1 to Deposit Agreement, dated as of October 8, 1998, among the Registrant, Citibank, N.A., as Depositary, and all holders from time to time of American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit (a)(i) to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form F-6, Registration No. 333-5946, filed with the Securities Exchange Commission on October 8, 1998).

4.4	Amendment No. 2 to Deposit Agreement, dated as of September 25, 2002, among the Registrant, Citibank, N.A., as Depositary, and all holders from time to time of American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit (a)(ii) to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form F–6, File No. 333–147660, filed with the Securities and Exchange Commission on November 28, 2007).

4.5	Form of Ordinary Share certificate (incorporated herein by reference to Exhibit 2.4 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on April 24, 2003).

4.6	Form of American Depositary Receipt, evidencing one ADS, representing one Ordinary Share, of the Registrant (incorporated herein by reference to Exhibit (a)(i) to the Registrant’s Registration Statement on Form F-6, Registration No. 333-147660, filed with the Securities and Exchange Commission on November 28, 2007).

*5.1	Opinion of K&L Gates LLP, counsel to the Registrant, as to the validity of the Ordinary Shares.

*23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

*23.2	Consent of K&L Gates LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included in the Registration Statement under “Signatures”).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Mystic, Connecticut, on September 16, 2011.

Amarin Corporation plc

By:	/s/ John F. Thero
John F. Thero, President

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Amarin Corporation plc, hereby severally constitute and appoint Joseph S. Zakrzewski, John F. Thero and Frederick Ahlholm, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement on Form S-8 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Thero	President	September 16, 2011
John F. Thero	(Principal Financial Officer)

/s/ Joseph Zakrzewski Joseph S. Zakrzewski	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)	September 16, 2011

/s/ Frederick Ahlholm	Vice President Finance	September 16, 2011
Frederick Ahlholm, CPA	(Principal Accounting Officer)

/s/ Joseph Anderson	Director	September 16, 2011
Joseph Anderson, Ph.D.

James Healy	Director	September 16, 2011
James I. Healy, M.D., Ph.D.

/s/ Manus Rogan	Director	September 16, 2011
Manus Rogan, Ph.D.

/s/ Carl Gordon	Director	September 16, 2011
Carl L. Gordon, Ph.D., CFA

/s/ Lars G. Ekman	Director	September 16, 2011
Lars G. Ekman, M.D., Ph.D.

/s/ Jan van Heek	Director	September 16, 2011
Jan van Heek

/s/ Kristine Peterson	Director	September 16, 2011
Kristine Peterson

/s/ David W. Feigal	Director	September 16, 2011
David W. Feigal, Jr., M.D.

/s/ John F. Thero	Authorized Representative in the U.S.	September 16, 2011
John F. Thero

EXHIBIT INDEX

ITEM 8. EXHIBITS.

Exhibit No.	Description of Exhibit

*4.1	Amarin Corporation plc 2011 Stock Incentive Plan.

4.2	Form of Deposit Agreement, dated as of March 29, 1993, among the Registrant, Citibank, N.A., as Depositary, and all holders from time to time of American Depositary Receipts issued thereunder (incorporated herein by reference to certain exhibits to the Registrant’s Registration Statement on Form F-1, Registration No. 33-58160, filed with the Securities Exchange Commission on February 11, 1993).

4.3	Amendment No. 1 to Deposit Agreement, dated as of October 8, 1998, among the Registrant, Citibank, N.A., as Depositary, and all holders from time to time of American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit (a)(i) to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form F-6, Registration No. 333-5946, filed with the Securities Exchange Commission on October 8, 1998).

4.4	Amendment No. 2 to Deposit Agreement, dated as of September 25, 2002, among the Registrant, Citibank, N.A., as Depositary, and all holders from time to time of American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit (a)(ii) to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form F–6, File No. 333–147660, filed with the Securities and Exchange Commission on November 28, 2007).

4.5	Form of Ordinary Share certificate (incorporated herein by reference to Exhibit 2.4 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on April 24, 2003).

4.6	Form of American Depositary Receipt, evidencing one ADS, representing one Ordinary Share, of the Registrant (incorporated herein by reference to Exhibit (a)(i) to the Registrant’s Registration Statement on Form F-6, Registration No. 333-147660, filed with the Securities and Exchange Commission on November 28, 2007).

*5.1	Opinion of K&L Gates LLP, counsel to the Registrant, as to the validity of the Ordinary Shares.

*23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm

*23.2	Consent of K&L Gates LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included in the Registration Statement under “Signatures”).

*	Filed herewith.